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                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                              PRIMIX SOLUTIONS INC.

                             ADV ACQUISITION CORP.,

                                   ADVIS, INC.

                                       AND

                             THE SOLE STOCKHOLDER OF
                                   ADVIS, INC.


                          Dated as of December 31, 1998



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                          AGREEMENT AND PLAN OF MERGER
                                      INDEX
                                                                           PAGE

 SECTION 1.       THE MERGER.................................................1
         1.1      The Merger.................................................1
         1.2      Closing....................................................1
         1.3      Effective Time.............................................2
         1.4      Effect of the Merger.......................................2
         1.5      Conversion of Securities...................................2
         1.6      Cash and Stock Consideration...............................3
         1.7      Further Assurances.........................................6
         1.8      Principal Stockholder Approval and Waiver..................6

 SECTION 2.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
                    PRINCIPAL STOCKHOLDER....................................6
         2.1      Making of Representations and Warranties...................6
         2.2      Organization and Qualifications of the Company.............7
         2.3      Capital Stock of the Company; Beneficial Ownership.........7
         2.4      Subsidiaries...............................................8
         2.5      Authority of the Company...................................8
         2.6      Properties.................................................9
         2.7      Financial Statements......................................10
         2.8      Taxes.....................................................11
         2.9      Collectibility of Accounts Receivable.....................12
         2.10     Absence of Certain Changes................................12
         2.11     Ordinary Course...........................................14
         2.12     Banking Relations.........................................14
         2.13     Intellectual Property.....................................14
         2.14     Contracts.................................................17
         2.15     Litigation................................................18
         2.16     Compliance with Laws......................................18
         2.17     Insurance.................................................18
         2.18     Warranty or Other Claims..................................19
         2.19     Powers of Attorney........................................19
         2.20     Finder's Fee..............................................19
         2.21     Permits; Burdensome Agreements............................19
         2.22     Corporate Records; Copies of Documents....................19
         2.23     Transactions with Interested Persons......................19
         2.24     Employee Benefit Programs.................................19
         2.25     Environmental Matters.....................................20
         2.26     List of Directors and Officers............................20
         2.27     Disclosure................................................20
         2.28     Non-Foreign Status........................................21
         2.30     Employees; Labor Matters..................................21
         2.31     Customers.................................................21

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                                                                           PAGE

 SECTION 3.       INVESTMENT REPRESENTATIONS AND WARRANTIES OF THE
                    PRINCIPAL STOCKHOLDER...................................22

 SECTION 4.       REPRESENTATIONS AND WARRANTIES OF BUYER...................23
         4.1      Making of Representations and Warranties..................23
         4.2      Organization of Buyer.....................................23
         4.3      Capital Stock of Buyer....................................23
         4.4      Authority of Buyer........................................23
         4.5      Finder's Fee..............................................24
         4.6      SEC Reports...............................................24
         4.7      Disclosure................................................24

 SECTION 5.       CONDITIONS................................................24
         5.1      Conditions to the Obligations of Buyer....................24
         5.2      Conditions to Obligations of the Company and the
                    Principal Stockholder...................................26

 SECTION 6.       RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING..............27
         6.1      Survival of Warranties....................................27
         6.2      Payment of and Release from Certain Obligations...........27
         6.3      Buyer Options.............................................27
         6.4      Tax Returns; Tax Elections................................28
         6.5      Restriction on Transfer...................................28
         6.6      Non-Competition; Non-Solicitation.........................29
         6.7      Transfer of Certain Software to the
                    Principal Stockholder...................................31
         6.8      Collection of Accounts Receivable.........................31
         6.9      Return of Deposits........................................32
         6.10     Loan for Tax Liability of the Principal Stockholder.......32

 SECTION 7.       INDEMNIFICATION...........................................32
         7.1      Indemnification by the Principal Stockholder..............32
         7.2      Limitations on Indemnification by the
                    Principal Stockholder...................................33
         7.3      Indemnification by Buyer..................................33
         7.4      Limitation on Indemnification by Buyer....................34
         7.5      Notice; Defense of Claims.................................34

 SECTION 8.       MISCELLANEOUS.............................................35
         8.1      Fees and Expenses.........................................35
         8.2      Governing Law.............................................35
         8.3      Notices...................................................35
         8.4      Entire Agreement..........................................36
         8.5      Assignability; Binding Effect.............................36
         8.6      Captions and Gender.......................................36

                                      (ii)

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                                                                           PAGE

         8.7      Execution in Counterparts.................................36
         8.8      Amendments................................................36
         8.10     Publicity and Disclosures.................................37
         8.11     Arbitration...............................................37
         8.12     Consent to Jurisdiction...................................38
         8.13     Specific Performance......................................38




                                      (iii)

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                         LIST OF EXHIBITS AND SCHEDULES

Exhibit A:        Escrow Agreement
Exhibit B:        Opinion of Counsel for the Company and the
                    Principal Stockholder
Exhibit C:        General Release
Exhibit D:        Opinion of Counsel for Buyer

Schedule      2.3       Outstanding Options
              2.5(a)    Consents and Encumbrances, etc.
              2.5(c)    Related Party Agreements
              2.6       Properties
              2.7       Financial Statements
              2.8(f)    Revocation of S corporation election
              2.10      Absence of Certain Changes
              2.12      Banking Arrangements
              2.13      Intellectual Property
              2.14      Contracts
              2.15      Litigation
              2.16      Compliance with Laws
              2.17      Insurance
              2.21      Permits, Burdensome Agreements
              2.23      Transactions with Interested Persons
              2.24      Employee Benefit Plans
              2.25      Environmental Matters
              2.26      Officers and Directors; Consultants
              2.27      Disclosure
              2.29      Backlog
              2.30      Labor Matters
              2.31      Customers
              6.2       Capital Leases
              6.3       Buyer Options
              6.8       Accounts Receivable


                                      (iv)

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                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of December 31, 1998 (the "Agreement"), by and among PRIMIX SOLUTIONS INC., a Delaware corporation ("Buyer"), ADV ACQUISITION CORP., a Delaware corporation ("Acquisition Corp"), ADVIS, INC., a Delaware corporation (the "Company"), and the sole stockholder of the Company (the "Principal Stockholder").

         WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), Buyer, Acquisition Corp and the Company desire to enter into a business combination transaction pursuant to which Acquisition Corp will merge with and into the Company (the "Merger");

         WHEREAS, the Board of Directors of the Company has adopted a resolution approving this Agreement pursuant to Section 251(b) of Delaware Law;

         WHEREAS, the Board of Directors of Acquisition Corp has adopted a resolution approving this Agreement pursuant to Section 251(b) of Delaware Law;

         WHEREAS, each of Buyer, the sole stockholder of Acquisition Corp and the Principal Stockholder (the holder of 100% of the outstanding capital stock of the Company) has adopted this Agreement in accordance with Section 251(c) of Delaware Law.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Buyer, Acquisition Corp, the Company, and the Principal Stockholder hereby agree as follows:

SECTION 1. THE MERGER.

         1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of Delaware Law, at the Effective Time (as defined in Section 1.3), Acquisition Corp shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Acquisition Corp shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

         1.2 CLOSING. The closing of the Merger (the "Closing") shall be held on the date hereof at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts (or such other place and date as the parties may agree) or, if all of the conditions to the obligations of the parties hereto have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the parties hereto.

                                       1

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         1.3 EFFECTIVE TIME. As of the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State for the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing being the "Effective Time").

         1.4 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in Section 259 of Delaware Law. Without limiting the generality of the foregoing, and subject to Section 259 of Delaware Law, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of the Company and Acquisition Corp shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Corp shall become the debts, liabilities and duties of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation of Acquisition Corp as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation and the By-laws of Acquisition Corp as in effect immediately prior to the Effective Time shall become the By-laws of the Surviving Corporation (except that, in each case, the name of the Surviving Corporation shall be "Advis, Inc."). At the Effective Time, the initial directors of the Surviving Corporation shall be Lennart Mengwall, Joseph Seebach and David Chapman. The initial officers of the Surviving Corporation shall be as specified in a resolution of the Board of Directors adopted after the Effective Time.

         1.5 CONVERSION OF SECURITIES. At the Effective Time and without any action on the part of Buyer, Acquisition Corp, the Company, the Principal Stockholder or any other holders of any of the securities of any of those corporations:

                  (a) each share of the Company's common stock, par value $.002 per share (the "Common Stock") issued and outstanding immediately prior to the Effective Time (the "Company Shares") shall be converted into the right to receive the following consideration without interest thereon and only upon the surrender of the certificate formerly representing such share of Common Stock: (i) the Per Share Cash Payment (as defined in Section 1.6(a) below) and (ii) the Per Share Stock Payment (as defined in Section 1.6(c) below);

                  (b) each share of Common Stock held in the treasury of the Company immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

                  (c) each share of common stock of Acquisition Corp issued and outstanding immediately prior to the Effective Time shall be converted into and exchangeable for one validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation; and

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                  (d) the stock transfer books of the Company shall be
closed, and there shall be no further registration of transfers of shares of Common Stock thereafter on the records of the Company.

         1.6      CASH AND STOCK CONSIDERATION.

                  (a) CASH PURCHASE PRICE AT CLOSING. The aggregate cash consideration payable by Buyer to the Principal Stockholder (the "Cash Purchase Price") shall equal ONE MILLION FIVE HUNDRED THIRTY-TWO THOUSAND DOLLARS ($1,532,000) minus the Company Deficit (as hereinafter defined). The "Company Deficit" shall mean the amount by which the Company's total liabilities through and including the Closing (including, without limitation, the expenses incurred by the Company and the Principal Stockholder in connection with the transaction contemplated hereby, the Option Payment (as defined in Section 2.3(a) hereof) and the indebtedness under that certain promissory note dated as of December 18, 1998 issued by the Company for the benefit of Buyer) exceed the Company's total current assets as reflected on the balance sheet of the Company as of the close of business on the Closing Date. Such Closing Date balance sheet which was prepared on a pro forma basis (the "Closing Date Balance Sheet") and delivered by the Company on the day preceding the Closing Date was agreed to by Buyer and the Company. The parties agree that the Cash Purchase Price is subject to a post-closing adjustment based on the review and determination as provided under Section 1.6(b)(ii) hereof. As used herein the Cash Purchase Price determined based on the Closing Date Balance Sheet shall be referred to as the "Closing Date Cash Purchase Price." At the Closing, Buyer shall issue to the Principal Stockholder a promissory note with a principal amount equal to the Closing Date Cash Purchase Price, $100,000 (the "Cash Escrow Amount") of which shall be payable on January 4, 1999, without interest, to the Principal Stockholder but shall be delivered to Peabody & Arnold LLP (the "Escrow Agent") to be held in escrow in accordance with the terms of an Escrow Agreement in the form of EXHIBIT A attached hereto (the "Escrow Agreement") and the remainder shall be payable, without interest, to the Principal Stockholder on January 4, 1999. As used herein the "Per Share Cash Payment" shall be determined by dividing the Cash Purchase Price by the total number of Company Shares outstanding immediately prior to the Effective Time (the "Company Share Number").

                  (b) POST-CLOSING ADJUSTMENT OF THE CASH PURCHASE PRICE.

                           (i) The Company represents that the Closing Date Balance Sheet was prepared in accordance with generally accepted accounting principles ("GAAP") applied consistently during the period covered thereby (except for the absence of footnotes). The Company has also prepared and delivered a statement setting forth a determination of the Company Deficit at the Closing Date based on the Closing Date Balance Sheet.

                           (ii) As promptly as practicable after the Closing (but in no event later than forty-five (45) calendar days thereafter), Buyer shall cause to be prepared and

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         delivered to the Principal Stockholder an audited balance sheet of the
         Company as of the close of business on the Closing Date (the "Audited Balance Sheet") prepared in accordance with GAAP applied consistently during the period covered thereby and in a manner (to the extent consistent with GAAP) consistent with the methodology used in preparing the Closing Date Balance Sheet. Within thirty (30) calendar days after receipt of the Audited Balance Sheet, the Principal Stockholder may deliver to Buyer a detailed written statement ("Protest Notice") describing its objections and the basis therefor to the Audited Balance Sheet and the determination of the Company Deficit and Cash Purchase Price based on the Audited Balance Sheet. If Buyer does not receive such Protest Notice within such 30-day period, the Audited Balance Sheet and Buyer's determination of the Company Deficit at the Closing Date based on the Audited Balance Sheet shall become final and binding upon all parties. Upon request by the Principal Stockholder at any time during such 30-day period, Buyer shall make available to the Principal Stockholder copies of the work papers used in preparing the Audited Balance Sheet together with such other documents as the Principal Stockholder may reasonably request in connection with the review thereof. If the Principal Stockholder duly delivers a Protest Notice, Buyer and the Principal Stockholder shall use reasonable efforts to resolve any such disputes. If a final resolution is not obtained within ten (10) calendar days after the date on which the Protest Notice is received by Buyer, any remaining disputes shall be finally resolved within thirty (30) calendar days after the expiration of said 10-day period by an accounting firm ("Arbitrator") mutually agreeable to Buyer and the Principal Stockholder. If Buyer and the Principal Stockholder are unable to mutually agree on such accounting firm within five (5) calendar days after the expiration of said 10-day period, a "big-five" accounting firm shall be selected by lot after elimination of one firm by Buyer and one firm by the Principal Stockholder; PROVIDED that a firm shall be automatically excluded if it has performed substantial services to Buyer, the Principal Stockholder or the Company within the past twelve (12) months. The determination of the Arbitrator so selected shall be set forth in writing and shall be conclusive and binding upon the parties and the fees and expenses of the Arbitrator shall be paid by the party (I.E., Buyer, on the one hand, or the Principal Stockholder, on the other hand) whose last proposed determination of the Company Deficit was furthest from that of the Arbitrator. This provision for arbitration shall be specifically enforceable by the parties, and the determination of the Arbitrator in accordance with the provisions hereof shall be final and binding upon Buyer and the Principal Stockholder, with no right of appeal therefrom.

                           (iii) The Principal Stockholder and Buyer agree that the Cash Purchase Price shall be adjusted based on the determination of the Company Deficit based on the Audited Balance Sheet as finally determined under Section 1.6(b)(ii). In addition, the Cash Purchase Price so determined shall be further adjusted in accordance with
         Section 6.8 and 6.9 of this Agreement (the "Adjusted Cash Purchase Price"). The Principal Stockholder and Buyer agree to settle any adjustments to the Cash Purchase Price based on the differences between the Adjusted Cash Purchase Price and Closing

         Date Cash Purchase Price within ten (10) business days after the period ending on the 180th calendar day after the Closing Date (the "Post-Closing Adjustment Period") as follows: (A) if the Adjusted Cash Purchase Price is equal to or greater than the Closing Date Cash Purchase Price, Buyer and the Principal Stockholders shall instruct the Escrow Agent to release the entire Cash Escrow Amount to the Principal Stockholder and Buyer shall pay to the Principal Stockholder the amount by which the Adjusted Cash Purchase Price exceeds the Closing Date Cash Purchase Price, if any, and (B) if the Closing Date Cash Purchase Price exceeds the Adjusted Cash Purchase Price, Buyer and the Principal Stockholder shall instruct the Escrow Agent to release the Cash Escrow Amount to the extent of such excess to the Buyer and release the remainder of the Cash Escrow Amount to the principal Stockholder, if any, to the Principal Stockholder; PROVIDED, HOWEVER, if the amount by which the Closing Date Cash Purchase Price exceeds the Adjusted Cash Purchase Price is greater than or equal to the Cash Escrow Amount, Buyer and the Principal Stockholder shall instruct the Escrow Agent to release to Buyer the entire Cash Escrow Amount and a number of Restricted Shares with a Fair Market Value (as defined in Section 1.6(d) hereof) equal to the amount by which the difference between the Adjusted Cash Purchase Price and the Closing Date Cash Purchase Price exceeds the Cash Escrow Amount, if any.

                  (c) STOCK CONSIDERATION. The aggregate number of shares of Buyer common stock, par value $.001 per share (the "Buyer Stock"), issuable by Buyer to the Principal Stockholder at the Closing shall be 171,000 (the "Restricted Shares"); PROVIDED, HOWEVER, that the Restricted Shares shall be subject to restriction on transfer pursuant to Section 6.5 hereof and will be held in escrow in accordance with the terms of the Escrow Agreement. The Per Share Stock Payment shall be the quotient obtained by dividing (x) the aggregate number of Restricted Shares which shall constitute the aggregate stock consideration by (y) the Company Share Number. Buyer shall hold back the delivery of the Restricted Shares until ten (10) business days after the end of the Post-Closing Adjustment Period to secure the payment by the Principal Stockholder of claims for indemnification made in accordance with Section 7 hereof and any adjustments to the Cash Purchase Price under Section 1.6(b)(iii) hereof. Buyer shall deliver the Restricted Shares which have not be retained by Buyer in satisfaction of claims for indemnification under Section 7 hereof or adjustments to the Cash Purchase Price under Section 1.6(b)(iii) hereof within twenty (20) business days after the end of the Post-Closing Adjustment Period or, if later, at such time as any claims for indemnification made by Buyer under
Section 7 shall have been finally settled.

                  (d) VALUATION OF RESTRICTED SHARES. For purposes of utilizing the Restricted Shares held by Buyer during the Post-Closing Adjustment Period to satisfy claims for indemnification under Section 7 payable by the Principal Stockholder or adjustments to the Cash Purchase Price under Section 1.6(b)(iii), the Restricted Shares shall be valued at Fair Market Value (as defined below). As used herein "Fair Market Value" shall mean, as of the date of the payment of any indemnification claim (or satisfaction of an adjustment to the Cash Purchase Price) by delivery of Restricted Shares to a Buyer Indemnified Party, the average for each of the five (5) business days preceding such day of the Buyer Stock of (i) the last sale price reported on the principal national securities exchange on which the Buyer Stock is traded, if the Buyer Stock is then traded on a national securities exchange; or (ii) the last sale price reported on the National Market System of The Nasdaq Stock Market, Inc. ("NASDAQ"), if the Buyer Stock is then traded on NASDAQ; or (iii) closing bid price (or average of the bid prices) last quoted by an established quotation service for over-the-counter securities, if the Buyer Stock is not reported on NASDAQ. In the event that any Restricted Shares are retained by Buyer in satisfaction of claims payable by the Principal Stockholder under Section 7 or any adjustments to the Cash Purchase Price under Section 1.6(b)(iii) as provided hereunder and, if and only if the Fair Market Value of a Restricted Share is less than $3.51, Buyer shall grant to the Principal Stockholder at the time of such payment a fully-vested option to purchase an equivalent number of shares of Buyer Stock at an exercise price equal to the then fair market value of the Buyer Stock.

         1.7 FURTHER ASSURANCES. The Principal Stockholder from time to time after the Closing at the request of Buyer and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer the Company Shares and all rights thereto, and to fully implement the provisions of this Agreement.

         1.8 PRINCIPAL STOCKHOLDER APPROVAL AND WAIVER. The Principal Stockholder agrees that the execution and delivery of this Agreement shall constitute his vote for adoption of this Agreement in accordance with, and his written waiver of any notice required by or appraisal rights with respect to the transactions contemplated hereby arising under, Delaware Law.


SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
             PRINCIPAL STOCKHOLDER.

         2.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Company and the Principal Stockholder jointly and severally hereby make to Buyer the representations and warranties contained in this Section 2. The Principal Stockholder shall have no right of indemnity or contribution from the Company with respect to the breach of any representation or warranty under this Section 2. As used herein, the Company shall be deemed to have "knowledge" of a particular fact or other matter if the Principal Stockholder or other executive officer of the Company is actually aware, after due inquiry, of such fact or other matter.

         2.2 ORGANIZATION AND QUALIFICATIONS OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. The copies of the Company's Certificate of Incorporation as amended to date, certified by the Delaware Secretary of State, and of the Company's By-laws, as amended to date, certified by the Company's Secretary, and heretofore delivered to Buyer's counsel, are complete and correct, and no amendments thereto are pending. The Company is not in violation of any term of its Certificate of Incorporation or By-laws. The Company is duly qualified to do business as a foreign corporation in The Commonwealth of Massachusetts and it is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction except where the failure to be so qualified would not have a material adverse effect on the assets, liabilities, condition (financial or other), business or results of operations of the Company (after giving effect to the Merger).

         2.3      CAPITAL STOCK OF THE COMPANY; BENEFICIAL OWNERSHIP.

                  (a) The authorized capital stock of the Company consists of
(i) 10,000,000 shares of Common Stock, par value $.002 per share, of which 5,004,835 shares are duly and validly issued, outstanding, fully paid and non-assessable, and (ii) 500,000 shares of Preferred Stock, without par value, no shares of which are unissued. Attached to SCHEDULE 2.3 hereto are genuine copies of option termination agreements executed by the persons listed on
SCHEDULE 2.3. SCHEDULE 2.3 also lists the total number of shares of Common Stock of the Company and the number of vested shares underlying each of the outstanding options of the Company. Upon payment to the persons listed on
SCHEDULE 2.3 of the amounts listed beside their respective names thereon, the aggregate payment of which shall not exceed $213,000, such stock options will fully terminate and be of no further force or effect and no longer represent the right to acquire capital stock in the Company (the "Option Payment"). There are no other outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Company. None of the Company's capital stock has been issued in violation of any federal or state law. There are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the Company Shares.

                  (b) The Principal Stockholder owns beneficially and of record all of the Company Shares free and clear of any liens, restrictions or encumbrances. Such Company Shares are, and as of the Effective Time will be, duly authorized, validly issued, fully paid, non-assessable and free and clear of any and all liens, encumbrances, charges or claims.

         2.4 SUBSIDIARIES. The Company has no subsidiaries or investments in, or loans to, any other corporation, business or organization or entity.

         2.5      AUTHORITY OF THE COMPANY.

                  (a) The Company has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by the Company pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and each such other agreement, document and instrument executed and delivered by the Company pursuant to or contemplated by this Agreement have been duly authorized by all necessary action of the Company and its stockholders and no other action on the part of the Company or its stockholders is required in connection therewith.

         This Agreement and each agreement, document and instrument executed and delivered by the Company pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of the Company enforceable in accordance with their terms. The execution, delivery and performance by the Company of this Agreement and each such agreement, document and instrument:

                           (i) do not and will not violate any provision of the Certificate of Incorporation or By-laws of the Company;

                           (ii) do not and will not violate any laws of the United States or any state or other jurisdiction applicable to the Company, implicate any anti-takeover laws or require the Company to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

                           (iii) do not and will not result in a breach of, constitute a default under, require any consent under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Company's assets or Company Common Stock, except as specifically identified on SCHEDULE 2.5(a).

                  (b) The Principal Stockholder has the capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of him pursuant to or contemplated by this Agreement. This Agreement and each agreement, document and instrument executed and delivered by the Principal Stockholder pursuant to or contemplated by this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of the Principal Stockholder enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency or reorganization laws, or other laws relating to or affecting the availability of the remedy of specific performance or equitable principles of general application. The execution, delivery and performance by the Principal Stockholder of this Agreement and each such agreement, document and instrument:

                           (i) do not and will not violate any laws of the United States or any state or other jurisdiction applicable to the Principal Stockholder or require the Principal Stockholder to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

                           (ii) do not and will not result in a breach of, constitute a default under, require any consent under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Principal Stockholder is a party or by which the property of the Principal Stockholder is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Principal Stockholder's assets, including, without limitation, the Company Shares held by the Principal Stockholder.

                  (c) AGREEMENTS. Except as disclosed in SCHEDULE 2.5(c) hereto, there are no agreements or arrangements to which the Principal Stockholder is a party relating to the business of the Company or to the Principal Stockholder's rights and obligations as a stockholder of the Company, or the rights and obligations of his designees as directors or officers of the Company. The Principal Stockholder does not own, directly or indirectly, on an individual or joint basis, any material interest in, or serve as an officer or director of, any customer, competitor or supplier of the Company, or any organization which has a contract or arrangement with the Company. The Principal Stockholder has not at any time transferred any of the stock of the Company held by or for him to any employee or consultant of the Company, which transfer constituted or could be viewed as compensation for services rendered to the Company by said employee or consultant. Except as provided in SCHEDULE 2.5(c), the execution, delivery and performance of this Agreement will not violate or result in default or acceleration of any obligation under any contract, agreement, indenture or other instrument involving the Company to which the Principal Stockholder is a party.

         2.6 PROPERTIES. The Company does not own, and has never owned, any real property. The Company has good, valid and (if applicable) marketable title to or valid leasehold interests in all assets material to its business and to those assets reflected on the Closing Date Balance Sheet or acquired by the Company after the date thereof (except for assets disposed of, cash used and accounts receivable collected or written down since that date), free and clear of all liens, claims or encumbrances of any nature, other than liens and encumbrances that do not materially detract from the value of the assets subject thereto or materially impair the operations of the Company, and liens under the IBM Credit Agreement and the capital leases referred to in Section 6.2 hereof. Except as set forth on SCHEDULE 2.6, all equipment included in such assets which is necessary to the business of the Company is in good condition and repair (ordinary wear and tear excepted) and all leases of real or personal property to which any such entity is a party are fully effective and afford such entity peaceful and undisturbed possession of the subject matter to the lease. The property and assets of the Company are sufficient for the conduct of its respective businesses as presently conducted. The Company is not in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owed or leased properties, which violation would have a material adverse effect on the assets, liabilities, condition (financial or other), business or results of operations of the Company (after giving effect to the Merger), nor has any such entity received any notice of any such violation. There are no defaults by the Company or, to its knowledge, by any other party, which might curtail in any material respect the present use of its properties.

         2.7      FINANCIAL STATEMENTS.

                  (a) The Company has delivered to Buyer the following financial statements, copies of which are attached hereto as SCHEDULE 2.7:

                           (i) A balance sheet of the Company for its fiscal year ended on December 31, 1996 and statements of income, retained earnings and cash flows for the year then ended, certified by Deloitte & Touche LLP, independent public accountants and an unaudited balance sheet of the Company for its fiscal year ended on December 31, 1997 and statements of income, retained earnings and cash flows for the year then ended, prepared in accordance with GAAP applied consistently during the period covered thereby and certified by the Company's president (the "1997 Financial Statements"); and

                           (ii) The Closing Date Balance Sheet prepared in accordance with GAAP applied consistently during the period covered thereby and certified by the Company's chief financial officer.

         Said financial statements have been prepared in accordance with GAAP (except, in the case of the Closing Date Balance Sheet and the 1997 Financial Statements, for the absence of footnotes) applied consistently during the periods covered thereby, are complete and correct in all material respects and present fairly in all material respects the financial condition of the Company at the dates of said statements and the results of its operations for the periods covered thereby, subject, in the case of the Closing Date Balance Sheet and related financial statements, to normal year-end adjustments.

                  (b) As of the date hereof, the Company does not and will not have any material liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the Company or the conduct of its business prior to the date hereof or the Closing, as the case may be, regardless of whether claims in respect thereof had been asserted as of such date), except liabilities (i) stated or adequately reserved against on the Closing Date Balance Sheet or the notes thereto, (ii) reflected in the Schedules furnished to Buyer hereunder on the date hereof, or (iii) incurred after the date of the Closing Date Balance Sheet in the ordinary course of business of the Company consistent with the terms of this Agreement.

         2.8      TAXES.

                  (a) The Company has paid or caused to be paid all federal, state, local, foreign, and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), required to be paid by it through the date hereof whether disputed or not.

                  (b) The Company has in accordance with applicable law timely filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof, and all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period. For each taxable period of the Company ended on or after December 31, 1996, the Company has delivered to Buyer correct and complete copies of all federal, state, local and foreign income tax returns, examination reports and statements of deficiencies assessed against or agreed to by the Company.

                  (c) Neither the Internal Revenue Service nor any other governmental authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company any deficiency or claim for additional Taxes. No claim has ever been made by an authority in a jurisdiction where the Company does not file reports and returns that the Company is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes. The Company has never entered into a closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the "Code").

                  (d) There has not been any audit of any tax return filed by the Company, no such audit is in progress, and the Company has not been notified by any tax authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a tax return was or is to be filed by the Company is in force, and no waiver or agreement by the Company is in force for the extension of time for the assessment or payment of any Taxes.

                  (e) The Company has never been (and has never had any liability for unpaid Taxes because it once was) a member of an "affiliated group" (as defined in Section 1504(a) of the Code). The Company has never filed, and has never been required to file, a consolidated, combined or unitary tax return with any other entity. The Company does not own and has never owned a direct or indirect interest in any trust, partnership, corporation or other entity. The Company is not a party to any tax allocation or sharing agreement. The Company has never made an election under Section 341(f) of the Code.

                  (f) As set forth on SCHEDULE 2.8(f), the Company has, at all times since its incorporation until January 1, 1998, qualified as an entity properly taxable as an S corporation

(as defined in Section 1361 of the Code) under the Code and comparable provisions of applicable state law. The Company is, and at all times since its incorporation and until January 1, 1998 has been, a "small business corporation" with a valid election pursuant to Section 1362(a) of the Code, and applicable state law.

                  (g) For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

         2.9 COLLECTIBILITY OF ACCOUNTS RECEIVABLE. All of the accounts receivable of the Company reflected on the Closing Date Balance Sheet or existing at the date hereof (less the reserve for bad debts set forth on the Closing Date Balance Sheet) are or will be at the Closing valid and enforceable claims and subject to no set off or counterclaim, and to the knowledge of the Company, will be fully collectible in the ordinary course of business; PROVIDED that the foregoing shall not be construed to constitute a guaranty of full collectibility. The Company has no accounts or loans receivable from any person, firm or corporation which is affiliated with the Company or from any director, officer or employee of the Company.

         2.10 ABSENCE OF CERTAIN CHANGES. Except as disclosed in SCHEDULE 2.10 attached hereto, since the date of the Closing Date Balance Sheet there has not been:

                  (a) any change in the financial condition, properties, assets, liabilities, business or operations of the Company, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been materially adverse with respect to the Company;

                  (b) any contingent liability incurred by the Company as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company;

                  (c) any mortgage, encumbrance or lien placed on any of the properties of the Company which remains in existence on the date hereof or will remain on the Closing Date;

                  (d) any obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation liabilities for Taxes due or to become due or contingent or potential liabilities relating to products or services provided by the Company or the conduct of the business of the Company since the date of the Closing Date Balance Sheet regardless of whether claims in respect thereof have been asserted), incurred by the Company other than obligations and liabilities incurred in the ordinary course of business consistent with the terms of this Agreement (it being understood that product or service liability claims shall not be deemed to be incurred in the ordinary course of business);

                  (e) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of the Company other than in the ordinary course of business;

                  (f) any material damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of the Company;

                  (g) any declaration, setting aside or payment of any dividend by the Company, or the making of any other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of its own capital stock;

                  (h) any labor trouble or claim of unfair labor practices involving the Company; any change in the compensation payable or to become payable by the Company to any of its officers, employees, agents or independent contractors other than normal merit increases in accordance with its usual practices; or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors;

                  (i) any change with respect to the officers or management of the Company;

                  (j) any payment or discharge of a material lien or liability of the Company which was not shown on the Closing Date Balance Sheet or incurred in the ordinary course of business thereafter;

                  (k) any obligation or liability incurred by the Company to any of its officers, directors, stockholders or employees, or any loans or advances made by the Company to any of its officers, directors, stockholders or employees, except normal compensation and expense allowances payable to officers or employees;

                  (l) any change in accounting methods or practices, credit practices or collection policies used by the Company;

                  (m) any other transaction entered into by the Company other than transactions in the ordinary course of business; or

                  (n) any agreement or understanding whether in writing or otherwise, for the Company to take any of the actions specified in paragraphs
(a) through (m) above.

         2.11 ORDINARY COURSE. Since the date of the Closing Date Balance Sheet, the Company has conducted its business only in the ordinary course and consistently with its prior practices.

         2.12 BANKING RELATIONS. All of the arrangements which the Company has with any banking institution are described in SCHEDULE 2.12 attached hereto, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

         2.13     INTELLECTUAL PROPERTY.

                  (a) Except as described in SCHEDULE 2.13, the Company has exclusive ownership of, or license to use, all patent, copyright, trade secret, trademark, or other proprietary rights (collectively, "Intellectual Property") used or to be used in the business of the Company as presently conducted or contemplated. Except as set forth in SCHEDULE 2.13, all of the rights of the Company in such Intellectual Property are freely transferable. There are no claims or demands of any other person pertaining to any of such Intellectual Property and no proceedings have been instituted, or are pending or threatened, which challenge the rights of the Company in respect thereof. The Company has the right to use, free and clear of claims or rights of other persons, all customer lists, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information required for or incident to its products or its business as presently conducted or contemplated.

                  (b) All patents, patent applications, trademarks, trademark applications and registrations and registered copyrights which are owned by or licensed to the Company or used or to be used by the Company in its business as presently conducted or contemplated, and all other items of Intellectual Property which are material to the business or operations of the Company, are listed in SCHEDULE 2.13. All of such patents, patent applications, trademark registrations, trademark applications and registered copyrights have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified on said Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations of the United States and each such jurisdiction.

                  (c) All licenses or other agreements under which the Company is granted rights in Intellectual Property, other than licenses of "off-the-shelf" software utilized in the internal operations of the Company which are generally commercially available to the public at retail, are listed in SCHEDULE 2.13. All said licenses or other agreements are in full force and effect, there is no material default by the Company or, to its knowledge, by any other party thereto, and, except as set forth on SCHEDULE 2.13, all of the rights of the Company thereunder are freely assignable. To the Company's knowledge, the licensors under said licenses and other agreements have and have had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer.

                  (d) All licenses or other agreements under which the Company has granted rights to others in Intellectual Property owned or licensed by the Company are listed in SCHEDULE 2.13. All of said licenses or other agreements are in full force and effect, there is no material default by the Company or, to the Company's knowledge by any other party thereto, and, except as set forth on
SCHEDULE 2.13, all of the rights of Company thereunder are freely assignable. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer.

                  (e) Except as described on SCHEDULE 2.13, the Company has taken all steps required in accordance with sound business practices to establish and preserve its ownership and license of all Intellectual Property rights with respect to its products, services and technology (including source code). The Company has required all professional and technical employees, and other employees having access to valuable non-public information of the Company, to execute agreements under which such employees are required to convey to the Company ownership of all inventions and developments conceived or created by them in the course of their employment and to maintain the confidentiality of all such information of the Company. The Company has not made any such information available to any person other than employees of Company except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof. The Company has required all independent contractors who performed work on or relating to the Company's products or Intellectual Property to execute agreements under which such employees are required to convey to the Company ownership of all inventions and developments conceived or created by them in the course of their work for the Company. The Company has no knowledge of any infringement by others of any Intellectual Property rights of the Company.

                  (f) To the Company's knowledge, the present and contemplated business, activities and products of the Company do not infringe any Intellectual Property of any other person. No proceeding charging the Company with infringement of any adversely held Intellectual Property has been filed or is threatened to be filed. To the Company's knowledge, there exists no unexpired patent or patent application which includes claims that would be infringed by or otherwise adversely affect the products, activities or business of the Company. To the Company's knowledge, the Company is not making unauthorized use of any confidential information or trade secrets of any person, including without limitation, any former employer of any past or present employee of Company. Except as set forth in SCHEDULE 2.13, neither the Company nor, to its knowledge, any of its employees have any agreements or arrangements with any persons other than the Company related to confidential information or trade secrets of such persons or restricting any such employee's ability to engage in business activities of any nature. The activities of the Company's employees on behalf of the Company do not violate any such agreements or arrangements known to the Company.

                  (g) SCHEDULE 2.13 sets forth a true and complete list of all computer software products currently being marketed by the Company which are proprietary to the Company (the "Proprietary Products"). The Company's rights in the Proprietary Products (including source code) constitute Intellectual Property subject to all of the representations and warranties set forth in the foregoing provisions of this Section 2.13. Except as set forth in SCHEDULE 2.13, the software and designs of the Proprietary Products have been developed and implemented in a professional manner and are documented in accordance with normal professional standards so as to enable a qualified software engineer, as applicable, to maintain and modify the Proprietary Products conveniently and effectively on the basis of such documentation. The Company has conducted a regular program of maintaining and updating the Proprietary Products in response to defects on problem reports, and has in effect reliable procedures for version control with respect to the Proprietary Products. Except as set forth on SCHEDULE 2.13, there are no material software or design defects in any of the Proprietary Products and the Proprietary Products conform in all material respects to the respective specifications and documentation.

                  (h) Except as set forth on SCHEDULE 2.13, all computer software products that are owned by the Company, exclusively licensed to the Company, licensed, sold or otherwise distributed to others by the Company or are otherwise required for the conduct of its business ("Software") are Year 2000 Compliant. As used herein, "Year 2000 Compliant" shall mean the ability of the Software to provide the following date related functions:

                           (i) consistently handle date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date output and performing calculations on dates or portions of dates;

                           (ii) function accurately in accordance with the documentation relating to the applicable Software and without interruption before, during and after January 1, 2000, without any change in operations associated with the advent of the new century;

                           (iii) respond to two-digit date input in a way that resolves any ambiguity as to the century in a disclosed, defined and predetermined manner; and

                           (iv) store and provide output of date information in ways that are unambiguous as to century.

         2.14 CONTRACTS. Except for contracts, commitments, plans, agreements and licenses described in SCHEDULE 2.14 (true and complete copies of which have been delivered to Buyer), the Company is not a party to or subject to:

                  (a) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

                  (b) any employment contract or contract for services which requires the payment of more than $100,000 annually or which is not terminable within 30 days by the Company without liability for any penalty or severance payment;

                  (c) any contract or agreement for the purchase of any commodity, material or equipment, except purchase orders in the ordinary course for less than $50,000 each, such orders not exceeding $200,000 in the aggregate;

                  (d) any other contracts or agreements creating any obligations of the Company of $50,000 or more with respect to any such contract or agreement not specifically disclosed elsewhere under this Agreement;

                  (e) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

                  (f) any contract or agreement which by its terms does not terminate or is not terminable without penalty by the Company or its successors within one year after the date hereof;

                  (g) any contract or agreement for the sale or license of its products not made in the ordinary course of business;

                  (h) any contract with any sales agent or distributor of products of the Company;

                  (i) any contract containing covenants limiting the freedom of the Company to compete in any line of business or with any person or entity;

                  (j) any contract or agreement for the purchase of any fixed asset for a price in excess of $100,000 whether or not such purchase is in the ordinary course of business;

                  (k) any license agreement (as licensor or licensee), other than licenses of "off-the-shelf" software utilized in the internal operations of the Company which are generally commercially available to the public at retail;

                  (l) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money; or

                  (m) any contract or agreement with any officer, employee, director or stockholder of the Company or with any persons or organizations controlled by or affiliated with it.

         The Company is not in default under any such contracts, commitments, plans, agreements or licenses described in said Schedule and the Company has no knowledge of conditions or facts which with notice or passage of time, or both, would constitute a default.

         2.15 LITIGATION. SCHEDULE 2.15 hereto lists all currently pending litigation and governmental or administrative proceedings or investigations to which the Company is a party.

Except for matters described in SCHEDULE 2.15, there is no litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or its affiliates which may have any adverse effect on the properties, assets, prospects, financial condition or business of the Company or which would prevent or hinder the consummation of the transactions contemplated by this Agreement. With respect to each matter set forth therein, SCHEDULE 2.15 sets forth a description of the matter, the forum (if any) in which it is being conducted, the parties thereto and the type and amount of relief sought.

         2.16 COMPLIANCE WITH LAWS. Except as set forth in SCHEDULE 2.16 hereto, the Company is in compliance in all material respects with all applicable statutes, ordinances, orders, judgements, decrees, rules and regulations promulgated by any federal, state, municipal entity, agency, court or other governmental authority which apply to the Company or to the conduct of its business, and the Company has not received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.

         2.17 INSURANCE. The physical properties and assets of the Company are insured to the extent disclosed in SCHEDULE 2.17 attached hereto and all such insurance policies and arrangements are disclosed in said Schedule. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, the Company is in compliance with the terms thereof, and, except as set forth on SCHEDULE 2.17, no consent or notice is required to be obtained or given in connection with the transactions contemplated by this Agreement to keep such policies in full force and effect.

         2.18 WARRANTY OR OTHER CLAIMS. There are no existing or, to the knowledge of the Company, threatened product liability, warranty or other similar claims, or any facts upon which a material claim of such nature could be based, against the Company for products or services which are defective or fail to meet any product or service warranties. No material claim has been asserted against the Company for renegotiation or price redetermination of any business transaction, and, to the knowledge of the Company, there are no facts upon which any such claim could be based.

         2.19 POWERS OF ATTORNEY. Neither the Company nor the Principal Stockholder has any outstanding power of attorney.

         2.20 FINDER'S FEE. Neither the Company nor the Principal Stockholder has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

         2.21 PERMITS; BURDENSOME AGREEMENTS. SCHEDULE 2.21 lists all permits, registrations, licenses, franchises, certifications and other approvals (collectively, the "Approvals") required from federal, state or local authorities in order for the Company to conduct its business. The Company has obtained all such Approvals, which are valid and in full force and effect, and is operating in substantial compliance therewith. Such Approvals include, but are not limited to, those required under federal, state or local statutes, ordinances, orders, requirements, rules, regulations, or laws pertaining to environmental protection, public health and safety, worker health and safety, buildings, highways or zoning.

         2.22 CORPORATE RECORDS; COPIES OF DOCUMENTS. The corporate record books of the Company accurately record all corporate action taken by its stockholders and board of directors and committees. The copies of the corporate records of the Company, as made available to Buyer for review, are true and complete copies of the originals of such documents. The Company has made available for inspection and copying by Buyer and its counsel true and correct copies of all documents referred to in this Section or in the Schedules delivered to Buyer pursuant to this Agreement.

         2.23 TRANSACTIONS WITH INTERESTED PERSONS. Except as set forth in
SCHEDULE 2.23 hereto, neither the Company, nor, to the knowledge of the Company, any stockholder, officer, supervisory employee or director of the Company nor, to the knowledge of Company, any of their respective spouses or family members, owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of Company, or any organization which has a material contract or arrangement with the Company.

         2.24 EMPLOYEE BENEFIT PROGRAMS. Except as set forth on SCHEDULE 2.24, the Company does not maintain and has never maintained an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Company has no liabilities or obligations under ERISA. Except as set forth in SCHEDULE 2.24, the Company has no other stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, or other employee benefit plans, agreements, or arrangements. True and correct copies of all plans and arrangements set forth on SCHEDULE 2.24 have been provided to Buyer. For purposes of this Section 2.24, an entity "maintains" an employee benefit plan if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such employee benefit plan, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such employee benefit plan, or if such employee benefit plan provides benefits to or otherwise covers employees of such entity, or their spouses, dependents or beneficiaries.

         2.25 ENVIRONMENTAL MATTERS. No Hazardous Materials (as hereinafter defined) have been generated, transported, used, disposed, stored or treated by the Company and, to the knowledge of the Company, no Hazardous Materials have been released, discharged, disposed, placed or otherwise caused to enter the soil or water within any real property owned, leased or operated by the Company. Except as set forth in SCHEDULE 2.25 attached hereto, to the Company's knowledge, no site owned, operated or leased by the Company contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation. For purposes of this Section 2.25, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; (ii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted; and (iii) "Company" shall mean and include the Company and all other entities for whose conduct the Company is or may be held responsible under any Environmental Law.

         2.26 LIST OF DIRECTORS AND OFFICERS. SCHEDULE 2.26 hereto contains a true and complete list of all current directors and officers of the Company. In addition, SCHEDULE 2.26 hereto contains a list of all managers, employees and consultants of the Company who, individually, have received or are scheduled to receive compensation from the Company for the fiscal year ending 1997, in excess of $75,000. In each such case SCHEDULE 2.26 includes the current job title and aggregate annual compensation of each such individual. Except as set forth in
SCHEDULE 2.26, the Company has no consultants and no contracts or arrangements with any consultants.

         2.27 DISCLOSURE. To the Company's knowledge, the representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by the Company pursuant to this Agreement to Buyer do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. Except as set forth on SCHEDULE 2.27, there are no facts known to the Company which, to its knowledge, has or will have a material adverse effect on the assets, liabilities, condition (financial or other), business or results of operations of the Company (after giving effect to the Merger) which have not been specifically disclosed herein or in a Schedule furnished herewith, other than general economic conditions affecting the industries in which the Company operates.

         2.28 NON-FOREIGN STATUS. The Company is not a "foreign person" within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

         2.29 BACKLOG. As of the date hereof, the Company has a backlog of orders for the sale or license of products or services, for which revenues have not been recognized by the Company, as set forth in SCHEDULE 2.29, which orders may be subject to cancellation.

         2.30 EMPLOYEES; LABOR MATTERS. The Company employs a total of approximately 25 full-time employees and 5 hourly employees, and has current contracts with 8 independent contractors and generally enjoy good employer-employee relationships. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it through the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any of said employees, neither the Company nor Buyer will by reason of the transactions contemplated under this Agreement or any action taken by the Company prior to the Closing be liable to any of said employees for so-called "severance pay" or any other payments, except as set forth in SCHEDULE 2.30. The Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment, except as set forth in said Schedule. The Company is in material compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations which are existing, pending or, to the Company's knowledge, threatened against or involving the Company. The Company has not received any information indicating that any of its employment policies or practices is currently being audited or investigated by any federal, state or local government agency. The Company is, and at all times since November 6, 1986 has been, in compliance with the requirements of the Immigration Reform Control Act of 1986.

         2.31 CUSTOMERS. SCHEDULE 2.31 sets forth each customer (whether pursuant to a commission, royalty or other arrangement) which accounts for more than 10% of the sales of the Company for the twelve (12) months ended December 31, 1997 or the eleven (11) months ended as of the date of the Closing Date Balance Sheet (collectively, the "Customers"). The relationships of the Company with its Customers are good commercial working relationships. No Customer has canceled, materially modified, or otherwise terminated its relationship with the Company, or has during the last twelve months decreased materially its usage or purchase of the services or products of the Company, nor to the knowledge of Company, does any Customer have any plan or intention to do any of the foregoing.


SECTION 3.  INVESTMENT REPRESENTATIONS AND WARRANTIES OF THE
              PRINCIPAL STOCKHOLDER

         As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Principal Stockholder hereby makes to Buyer each of the representations and warranties set forth in this Section 3. The Principal Stockholder shall have no right of indemnity or contribution from the Company with respect to the breach of any representation or warranty under this Section 3.

         The Principal Stockholder hereby represents and warrants to Buyer that with respect to his receipt of the Restricted Shares hereunder:

         The Principal Stockholder is acquiring the Restricted Shares for his own account, for investment, and not with a view to any "distribution" thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Principal Stockholder is a resident of The Commonwealth of Massachusetts and the offer and sale of the Restricted Shares to him will take place in The Commonwealth of Massachusetts. The Principal

Stockholder is knowledgeable and experienced in the making of investments of the type involved in the acquisition of the Restricted Shares pursuant to this Agreement and is able to bear the economic risk of loss of his investment in Buyer. The Principal Stockholder has been granted the opportunity to investigate the affairs of Buyer and to ask questions of and receive from its officers and employees (including questions regarding the terms and conditions of the offering of the Restricted Shares), and has availed itself of such opportunity either directly or through his authorized representative.

         The Principal Stockholder understands that because the Restricted Shares have not been registered under the Securities Act or securities or "blue sky" laws of any jurisdiction, none of the Restricted Shares held by him may be sold unless such Restricted Shares are subsequently registered under the Securities Act or exemptions from such registration are available. The Principal Stockholder acknowledges and understands that he has no independent right to require Buyer to register the Restricted Shares. The Principal Stockholder understands that the certificate representing the Restricted Shares will bear a legend in substantially the form provided below (in addition to any legend required under applicable state securities laws):

                  "THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED BY THE HOLDER NAMED HEREON FOR HIS OWN ACCOUNT FOR INVESTMENT; AND SUCH SECURITIES MAY NOT BE PLEDGED, SOLD OR IN ANY OTHER WAY TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS IN EFFECT AT THAT TIME, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT."


SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER.

         4.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to the Company and the Principal Stockholder to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby makes the representations and warranties to the Company and the Principal Stockholder contained in this Section 4.

         4.2 ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

         4.3 CAPITAL STOCK OF BUYER. The authorized capital stock of Buyer consists of (i) 55,000,000 shares of common stock, $.001 per share, of which 14,404,411 shares were duly and validly issued and outstanding, fully paid and non-assessable as of September 30, 1998; and (ii) 5,000,000 shares of preferred stock, $1.00 per share, of which no shares are issued and outstanding. Except for options to purchase up to 1,281,362 shares of Buyer Stock which were granted under the Buyer's 1996 Stock Plan and 1995 Stock Plan which remain outstanding and unexercised as of September 30, 1998, there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any shares of Buyer Stock. The Restricted Shares have been duly authorized and issued, are fully paid and non-assessable, were issued in accordance with applicable securities laws and, except as contemplated under Section 1.6(c), are free and clear of any and all liens, encumbrances, charges or claims.

         4.4 AUTHORITY OF BUYER. Buyer has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement, and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of Buyer and no other action on the part of Buyer is required in connection therewith. This Agreement and each other agreement, document and instrument executed and delivered by Buyer pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Buyer enforceable in accordance with their terms.

         4.5 FINDER'S FEE. Buyer has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

         4.6 SEC REPORTS. Buyer's Form 10-K for the period ended December 31, 1997 and all other forms, reports and documents filed with the Securities and Exchange Commission since the filing of such Form 10-K (collectively, the "SEC Reports") have been prepared in accordance with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended. The balance sheets (including the related notes) included in the SEC Reports are complete and correct in all material respects and fairly present the financial position of Buyer as of the respective dates thereof, and the other related statements (including the related notes) included therein and complete and correct in all material respects fairly present the results of operations and cash flows of Buyer for the respective fiscal periods set forth therein in accordance with generally accepted accounting principles applied on a consistent basis, except in the case of interim financial statements for normal recurring and certain non-recurring audit adjustments necessary for a fair presentation of the financial position and operating results of Buyer for the interim periods which will not be materially adverse and for the omission of footnotes to said interim financial statements that would be required by generally accepted accounting principles.

         4.7 DISCLOSURE. To Buyer's knowledge, the representations, warranties and statements contained in this Agreement and in the certificates delivered by Buyer and Acquisition Corp pursuant to this Agreement to Buyer do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.


SECTION 5.  CONDITIONS.

         5.1 CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligation of Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

                  (a) REPRESENTATIONS; WARRANTIES; COVENANTS. Each of the representations and warranties of the Company and the Principal Stockholder contained in Sections 2 and 3 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing; and the Company and the Principal Stockholder shall, on or before the Closing, have performed all of their obligations hereunder which by the terms hereof are to be performed on or before the Closing.

                  (b) NO MATERIAL CHANGE. There shall have been no material adverse change in the financial condition, prospects, properties, assets, liabilities, business or operations of the Company since the date of the Closing Date Balance Sheet, except in the ordinary course of business. It is understood that the Company has incurred losses in recent months and up to the Closing Date, the effect of which have been reflected on the Closing Date Balance Sheet.

                  (c) CERTIFICATE FROM OFFICERS. The Principal Stockholder shall have delivered to Buyer a certificate of the Company's President and Chief Financial Officer dated as of the Closing to the effect that the statements set forth in paragraph (a) and (b) above in this Section 5.1 are true and correct.

                  (d) APPROVAL OF BUYER'S COUNSEL. All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and all related legal matters contemplated by this Agreement shall have been approved by Goodwin, Procter & Hoar LLP as counsel for Buyer, and such counsel shall have received on behalf of Buyer such other certificates, opinions, and documents in form satisfactory to such counsel as Buyer may reasonably require from the Company and the Principal Stockholder to evidence compliance with the terms and conditions hereof as of the Closing and the correctness as of the Closing of the representations and warranties of the Principal Stockholder and the Company and the fulfillment of their respective covenants.

                  (e) OPINION OF COUNSEL. On the Closing Date, Buyer shall have received from Peabody & Arnold LLP, counsel for the Company and the Principal Stockholder, an opinion as of said date in the form attached hereto as EXHIBIT B.

                  (f) NO LITIGATION. There shall have been no determination by Buyer, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any person or any federal, state or other governmental authority of litigation, proceedings or other action against Buyer, the Company or the Principal Stockholder or any material adverse change in the laws or regulations applicable to the Company.

                  (g) CONSENTS. The Company or the Principal Stockholder shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by the Company or the Principal Stockholder in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the business of the Company by Buyer subsequent to the Closing; and the Company, the Principal Stockholder and Buyer shall have received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to Buyer, from all third parties, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties, required to permit the continuation of the business of the Company and the consummation of the transactions contemplated by this Agreement, and to avoid a breach, default, termination, acceleration or modification of any material indenture, loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of, or in connection with, the execution and performance of this Agreement.

                  (h) BUSINESS RELATIONS. Buyer shall be reasonably satisfied based on personal interviews with the Customers or otherwise that such Customers intend to continue their current level of business with the Company after the Closing.

                  (i) RESIGNATIONS. The Company shall have delivered to Buyer the resignations of all of the directors of the Company and of such officers of the Company as may be requested by Buyer prior to the Closing, such resignations to be effective at the Closing.

                  (j) RELEASES. The Company shall have delivered to Buyer (i) general releases signed by the Principal Stockholder of all claims which he may have (in any capacity) against the Company in the form attached here to as EXHIBIT C.

         5.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE PRINCIPAL STOCKHOLDER. The obligation of the Company and the Principal Stockholder to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

                  (a) REPRESENTATIONS; WARRANTIES; COVENANTS. Each of the representations and warranties of Buyer contained in Section 4 shall be true and correct in all material respects as though made on and as of the Closing; Buyer shall, on or before the Closing, have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing; and Buyer shall have delivered to the Company and the Principal Stockholder a certificate of the President or any Vice President of Buyer dated on the Closing to such effect.

                  (b) APPROVAL OF THE COMPANY'S COUNSEL. All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and all related legal matters contemplated by this agreement shall have been approved by Peabody & Arnold LLP as counsel for the Company and the Principal Stockholder, and such counsel shall have received on behalf of the Company and the Principal Stockholder such other certificates, opinions and documents in form satisfactory to such counsel as the Company may reasonably require from Buyer to evidence compliance with the terms and conditions hereof as of the Closing and the correctness as of the Closing of the representations and warranties of Buyer and the fulfillment of its covenants.

                  (c) OPINION OF COUNSEL. On the Closing Date, the Company and the Principal Stockholder shall have received from Goodwin, Procter & Hoar LLP counsel for Buyer, an opinion as of said date in the form attached hereto as EXHIBIT C.

                  (d) NO LITIGATION. There shall have been no determination by the Company, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any person or any federal, state or other governmental authority of material litigation, proceedings or other action against Buyer, the Company or the Principal Stockholder.

SECTION 6. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

         6.1 SURVIVAL OF WARRANTIES. Each of the representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit, certificate or financial statement delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto; PROVIDED, HOWEVER, that such representations and warranties shall expire on the same dates as and to the extent that the rights to indemnification with respect thereto under
Section 7 shall expire.

         6.2      PAYMENT OF AND RELEASE FROM CERTAIN OBLIGATIONS.

                  (a) As of the Effective Time, Buyer shall pay in full the indebtedness of the Company under that certain Agreement for Wholesale Financing dated as of March 1, 1995 by and between IBM Credit Corporation and the Company, as amended (the "IBM Credit Agreement"), which amount (which shall be reflected in the Closing Date Balance Sheet) shall not exceed $900,000, whereupon no further amounts shall be borrowed under the IBM Credit Agreement.

                  (b) At or as soon as practicable after the Closing, Buyer shall use its commercially reasonable efforts to obtain the release of the personal guarantee of the Principal Stockholder for obligations of the Company under (i) the IBM Credit Agreement, (ii) the Lease dated September 1995 by and between WHVPW Real Estate Limited Partnership and the Company, and (iii) the capital lease agreements set forth on SCHEDULE 6.2 attached hereto, which obligations under item (iii) shall not exceed $130,000 (collectively the "Guaranty Items"); PROVIDED, HOWEVER, that Buyer shall indemnify the Principal Stockholder for any claim asserted against the Principal Stockholder after the Effective Time relating to a liability reflected on the Closing Date Balance Sheet to the extent the Principal Stockholder is not released of a Guaranty Item.

         6.3 BUYER OPTIONS. At or as soon as practicable after the Closing, Buyer shall grant options to purchase an aggregate of 496,000 shares of Buyer Stock ("Buyer Options") to the employees of the Surviving Corporation identified on SCHEDULE 6.3 attached hereto. The Buyer Options shall be granted to the employees identified on SCHEDULE 6.3 to purchase the number of shares of Buyer Stock set forth opposite the name of each such employee pursuant to the terms of the Buyer's stock option plans, which terms shall include, among other things, an exercise price equal to the fair market value of the Buyer Stock as of the date of grant and annual vesting over a four (4) year term.

         6.4      TAX RETURNS; TAX ELECTIONS.

                  (a) The Principal Stockholder shall cooperate with Buyer to permit the Company and/or Buyer in accordance with applicable law to promptly prepare and file on or before the due date or any extension thereof all federal, state and local tax returns required to be filed by the Company. Buyer shall not make an election under Section 338(h)(10) of the Code without the prior written consent of the Principal Stockholder.

                  (b) The Cash Purchase Price shall not be adjusted by reason of any tax election made or return filed by Buyer in connection with or following the Merger. Further, the Buyer shall not make a tax election in connection with the Merger or file any tax return that will have a material adverse effect on the Principal Stockholder's tax liability unless Buyer either (a) obtains the Principal Stockholder's prior written consent or (b) pays the Principal Stockholder an additional amount of purchase price so as to make the Principal Stockholder whole, on an after-tax basis, for such material adverse effect. Neither of the foregoing sentences shall apply if and to the extent that such tax election or filing relates to a matter with respect to which the Company or the Principal Stockholder did not have a reasonable basis therefor (provided that if the Buyer makes such a determination, it shall, before making any such election or filing, give the Principal Stockholder an opportunity to provide to Buyer an opinion of counsel reasonably satisfactory to Buyer that such reasonable basis exists).

         6.5      RESTRICTION ON TRANSFER.

                  (a) GENERAL. From and after the Closing Date and until the second (2nd) anniversary thereof (the "Restricted Period"), none of the Restricted Shares to be issued at Closing to the Principal Stockholder shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of or encumbered, whether voluntarily or by operation of law, unless such transfer is in compliance with all applicable securities laws (including, without limitation, the Securities Act), and such disposition is in accordance with the terms and conditions of this Section
6.5. In connection with any transfer of Restricted Shares, Buyer may require the transferor to provide at his or her own expense an opinion of counsel to the transferor, satisfactory to Buyer, that such transfer is in compliance with all foreign, federal and state securities laws (including, without limitation, the Securities Act). Any attempted disposition of Restricted Shares not in accordance with the terms and conditions of this Section 6.5 shall be null and void, and Buyer shall not reflect on its records any change in record ownership of any Restricted Shares as a result of any such disposition, shall otherwise refuse to recognize any such disposition and shall not in any way give effect to any such disposition of any Restricted Shares. Subject to the foregoing general provisions, Restricted Shares may be transferred pursuant to the following specific terms and conditions:

                           (i) TRANSFERS TO PERMITTED TRANSFEREES. The Principal Stockholder may sell, assign, transfer or give away any or all of the Restricted Shares to Permitted Transferees (as hereinafter defined); PROVIDED, HOWEVER, that such Permitted Transferee(s) shall, as a condition to any such transfer, agree to be subject to the terms and conditions of this Section 6.5 and shall have delivered a written acknowledgment to that effect to Buyer. As used herein a "Permitted Transferee" shall mean any of the following to whom the Principal Stockholder may transfer Restricted Shares hereunder: the Principal Stockholder's spouse, parents, children (natural or adopted), stepchildren or grandchildren or a trust or a limited partnership for their principal benefit of which the Principal Stockholder is the settlor or general partner; PROVIDED, HOWEVER, that any such trust or a limited partnership does not require or permit distribution of any Restricted Shares during the Restricted Period; and

                           (ii) TRANSFERS UPON DEATH. Upon the death of the Principal Stockholder or any Permitted Transferee the Restricted Shares may be transferred by operation of law to the estate, legal representatives, executors and administrators of the Principal Stockholder or any such Permitted Transferee, subject to the terms of this Section 6.5.

                  (b) LEGEND. Any certificate(s) representing the Restricted Shares shall carry substantially the following legends:

                           "The transferability of this certificate and the
                  shares of stock represented hereby are subject to the restrictions, terms and conditions (including restrictions against transfers) contained in

                  Section 6.5 of a certain Agreement and Plan of Merger dated December 31, 1998 between Primix Solutions Inc. and the holder of this certificate (a copy of which is available at the offices of Primix Solutions Inc. for examination)."

         6.6 NON-COMPETITION; NON-SOLICITATION. In view of the fact that any activity of the Principal Stockholder in violation of the terms hereof would adversely affect Buyer and would deprive Buyer of the benefits of its bargain under this Agreement and to preserve the goodwill associated with the business of Buyer, the Principal Stockholder hereby agrees that, during the Principal Stockholder's employment with Buyer or any Affiliate (as hereinafter defined), he will not, without the express written consent of Buyer, directly or indirectly, anywhere in the United States, engage in any activity which is, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), any business, organization or person other than Buyer (or any Affiliate), and including any such business, organization or person involving, or which is, a family member of the Principal Stockholder, whose business, activities, products or services are competitive with any of the business, activities, products or services conducted or offered by Buyer and any Affiliate which business, activities, products and services shall include in any event and without limitation the business of computer software and systems consulting and any other business activity engaged in, conducted by or in active planning by Buyer or any Affiliate on the date the Principal Stockholder's employment with Buyer and any Affiliate terminates. During the period commencing on the date hereof and ending on the date which is the first (1st) anniversary of the date on which the Principal Stockholder's employment with Buyer and any Affiliate terminates for any reason, the Principal Stockholder shall not, without the express consent of Buyer, directly or indirectly hire or engage or attempt to hire or engage for or on behalf of himself or any such competitor any officer or employee of Buyer or any Affiliate, or any former employee of Buyer and any Affiliate who was employed during the six (6) month period immediately preceding the date hereof or at any time during the term of the Principal Stockholder's affiliation with Buyer or any Affiliate, encouraging for or on behalf of himself or any such competitor, any such officer or employee to terminate his or her relationship or employment with Buyer or any Affiliate, soliciting for or on behalf of himself or any such competitor any client or strategic partner of Buyer or any Affiliate, including, without limitation, Apple Computer, Inc., Netscape and Active, during the term of his employment with Buyer and diverting to any person or entity any client or business opportunity of Buyer or any of any Affiliate.

         Notwithstanding anything herein to the contrary, the Principal Stockholder may make passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than one percent (1%) of the equity of such enterprise.

         Neither the Principal Stockholder nor any business entity controlled by him is a party to any contract, commitment, arrangement or agreement which could, following the date hereof, restrain or restrict Buyer or any Affiliate from carrying on its business, and as of the date of this Agreement the Principal Stockholder has no business interests whatsoever in or relating to the businesses in which Buyer and any Affiliate is currently engaged, other than his interest in Buyer and interests in public companies of less than one percent (1%).

         The parties acknowledge that the time, scope, geographic area and other provisions of this Section 6.6 have been specifically negotiated by sophisticated commercial parties and agree that (a) all such provisions are reasonable under the circumstances of the transactions contemplated hereby,
(b) are given as an integral and essential part of the transactions contemplated hereby and (c) but for the covenants of the Principal Stockholder contained in this Agreement, Buyer would not have entered into or consummated the transactions contemplated under the this Agreement. The Principal Stockholder has independently consulted with his counsel and has been advised in all respects concerning the reasonableness and proprietary of the covenants contained in this Section 6.6, with specific regard to the business to be conducted by Buyer and its Affiliates, and represents that the covenants contained in this Section 6.6 is intended to be, and shall be, fully enforceable and effective in accordance with its terms.

         As used herein an "Affiliate" of Buyer shall mean any person or entity which directly or indirectly controls, is controlled by, or is under common control with Buyer.

         6.7 TRANSFER OF CERTAIN SOFTWARE TO THE PRINCIPAL STOCKHOLDER. At the Closing, as part of the merger consideration, Buyer shall transfer its entire right and interest in the software referred to as (i) "ERP2WEB" for SAP R3 and for PeopleSoft applications and (ii) "Java Presentation Framework" (collectively, the "Software Products") to the Principal Stockholder. In connection with any agreement for the sale and/or license of the Software Products to a third party ("Software Buyer"), the Principal Stockholder shall use his reasonable best efforts to reserve the right of Buyer and its Affiliates to use, copy, sell or license certain code modules and methodologies contained in the Software Products; PROVIDED that neither Buyer nor any of its Affiliates shall compete with such third party through the sale or licensing of either Software Product in the form sold or licensed to such third party; and PROVIDED, FURTHER, that the Principal Stockholder shall not assert any claims or causes of action against Buyer or its Affiliates alleging unauthorized use of the Software Products, except to the extent that the Principal Stockholder is seeking indemnification from Buyer or any Affiliate with respect to claims of a Software Buyer arising from the unauthorized use of the Software Product by Buyer or any of its Affiliates (other than the Principal Stockholder) and Buyer hereby agrees, on behalf of itself and its Affiliates, so to indemnify the Principal Stockholder.

         6.8 COLLECTION OF ACCOUNTS RECEIVABLE. In addition to the adjustments to the Cash Purchase Price as contemplated under Section 1.6(b),
(i) if the aggregate amount of the accounts receivable identified on the Closing Date Balance Sheet which are deemed to be uncollectible as of the last day of the Post-Closing Adjustment Period (the "Uncollectible Accounts") exceeds the reserve for doubtful accounts stated in the Closing Date Balance Sheet (the "A/R Reserve"), then the Cash Purchase Price shall be reduced by such excess, (ii) if the aggregate amount of the A/R Reserve exceeds the Uncollectible Accounts, then the Cash

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

Purchase Price shall be increased by such excess, and (iii) if the aggregate amount of the Uncollectible Accounts is equal to the A/R Reserve, no adjustment to the Cash Purchase Price shall be made. If and to the extent the Cash Purchase Price is required to be reduced as provided in the preceding sentence, the parties hereto agree that Buyer shall either, at its sole discretion, waive its right to any such purchase price reduction or assign its rights to the applicable Uncollectible Accounts causing such purchase price reduction to the Principal Stockholder for the collection by the Principal Stockholder. All amounts received on accounts receivable shall be applied by Buyer in good faith to the earliest dated account of each account debtor. The settlement of the adjustment of the Cash Purchase Price as contemplated in this Section 6.8 shall be in accordance with Section 1.6(b)(iii).

         6.9 RETURN OF DEPOSITS. In the event the Surviving Corporation receives any return of security deposits under the real property lease agreements identified on SCHEDULE 2.14, the Cash Purchase Price determined based on the Audited Balance Sheet shall be increased by the aggregate amount of such deposits. The settlement of the adjustment the Cash Purchase Price shall be in accordance with Section 1.6(b)(iii).

         6.10 LOAN FOR TAX LIABILITY OF THE PRINCIPAL STOCKHOLDER. In the event that the Merger shall not be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code ("Tax-Free Reorganization") and the Principal Stockholder shall have additional federal income tax liabilities solely as a result of such determination based on the receipt of the Restricted Shares (the "Incremental Tax Liability"), Buyer shall, within ten (10) calendar days after review by Buyer to its reasonable satisfaction of the applicable federal income tax return form(s) of the Principal Stockholder for the 1998 tax year as prepared by a reputable tax advisor (the "Tax Forms"), loan an amount equal to the Discounted Tax Liability to the Principal Stockholder upon tender of a promissory note with a principal amount equal to the Discounted Tax Liability at a compounded interest rate per annum of 6%, payable in two (2) years; PROVIDED, HOWEVER, that in no event shall the aggregate amount of such loan exceed $100,000. As used herein the "Discounted Tax Liability" shall mean the Incremental Tax Liability, discounted to a present value based on an annual interest rate of 6% over a five year period. The computation of the Incremental Tax Liability and Discounted Tax Liability shall be set forth in a statement accompanying the applicable Tax Forms and shall be subject to review by Buyer to its reasonable satisfaction.

SECTION 7.  INDEMNIFICATION.

         7.1 INDEMNIFICATION BY THE PRINCIPAL STOCKHOLDER. The Principal Stockholder agrees subsequent to the Closing to indemnify and hold the Surviving Corporation, Buyer and their respective subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof (individually a "Buyer Indemnified Party" and collectively the "Buyer Indemnified Parties") harmless from and against any damages (including, without limitation, diminution in value), liabilities, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in the investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

                  (a) fraud, intentional misrepresentation or a deliberate or wilful breach by the Company or the Principal Stockholder of any of their representations, warranties or covenants under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto or any breach of the representations contained in Section 2.3;

                  (b) any other breach of any representation, warranty or covenant of the Company or the Principal Stockholder under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants;

                  (c) any liability of the Company for Taxes arising from an event or transaction prior to the Closing or as a result of the Closing which have not been paid or provided for or reserved against by the Company, including without limitation, any increase in Taxes due to the unavailability of any loss or deduction claimed by the Company.

         7.2 LIMITATIONS ON INDEMNIFICATION BY THE PRINCIPAL STOCKHOLDER. Notwithstanding the foregoing, the right of Buyer Indemnified Parties to indemnification under Section 7.1 shall be subject to the following provisions:

                  (a) No indemnification shall be payable to a Buyer Indemnified Party with respect to claims asserted pursuant to Sections 7.1(b) and 7.1(c) after June 30, 1999 (the "Indemnification Cut-Off Date");

                  (b) No indemnification shall be payable pursuant to Sections 7.1(b) and 7.1(c) above to any Buyer Indemnified Party, except to the extent the total of all claims for indemnification pursuant to Sections 7.1(b) and 7.1(c) shall exceed $25,000 in the aggregate, whereupon the full amount of such excess shall be recoverable in accordance with the terms hereof;

                  (c) No indemnification shall be payable pursuant to Sections 7.1(b) and 7.1(c) by the Principal Stockholder to or on behalf of the Buyer Indemnified Parties which cannot be satisfied by surrender of the Restricted Shares (valued as provided in Section 1.6(d));

                  (d) The Buyer Indemnified Parties shall be required to seek indemnification or reimbursement with respect to claims asserted pursuant to Sections 7.1(b) and 7.1(c) solely from and to the extent of the Restricted Shares then held in escrow pursuant to the Escrow Agreement; PROVIDED, HOWEVER, the Buyer Indemnified Parties shall have full recourse against the Principal Stockholder with respect to claims asserted pursuant to Section 7.1(a).

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

         7.3 INDEMNIFICATION BY BUYER. Buyer agrees to indemnify and hold the Principal Stockholder harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by him arising out of or based upon any breach of any representation, warranty or covenant made by Buyer in this Agreement or in any certificate delivered by Buyer hereunder, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such a breach.

         7.4 LIMITATION ON INDEMNIFICATION BY BUYER. Notwithstanding the foregoing, the right of Principal Stockholder to indemnification under
Section 7.3 shall be subject to the following provisions:

                  (a) No indemnification shall be payable to the Principal Stockholder with respect to claims asserted pursuant to Section 7.3 after the Indemnification Cut-Off Date;

                  (b) No indemnification shall be payable pursuant to Subsection 7.3 above to the Principal Stockholder, except to the extent the total of all claims for indemnification pursuant to Section 7.3 shall exceed $25,000 in the aggregate, whereupon the full amount of such excess shall be recoverable in accordance with the terms hereof; and

                  (c) No indemnification shall be payable pursuant to Section
7.3 by the Buyer to or on behalf of the Principal Stockholder which shall exceed the value of the Restricted Shares (valued as provided in Section 1.6(d)); PROVIDED, HOWEVER, that the Principal Stockholder shall have full recourse against Buyer with respect to claims arising under or based on Buyer's failure to perform its obligations under Section 6.2(b).

         7.5 NOTICE; DEFENSE OF CLAIMS. An indemnified party may make claims for indemnification hereunder by giving written notice thereof to the indemnifying party within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within thirty (30) days after receiving such notice the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within thirty (30) days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable. The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; PROVIDED, HOWEVER, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.

SECTION 8.  MISCELLANEOUS.

         8.1 FEES AND EXPENSES. Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement. The expenses of the Company and the Principal Stockholder relating to the Merger, including legal expenses of the Company and the Principal Stockholder, shall be liabilities of the Company which are reflected on the Closing Date Balance Sheet.

         8.2 GOVERNING LAW. This Agreement shall be construed under and governed by the internal laws of The Commonwealth of Massachusetts without regard to its conflict of laws provisions.

         8.3 NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

To Buyer, Acquisition Corp or
the Surviving Corporation:                    c/o  Primix Solutions Inc.
                                              One Arsenal Marketplace
                                              Watertown, MA 02172
                                              Attn:  Chief Financial Officer

With a copy to:                               Goodwin, Procter & Hoar  LLP
                                              Exchange Place
                                              Boston, MA 02109
                                              Attn: John B. Steele, Esq.

To the Principal Stockholder:                 David S. Buck
                                              107 South Street, No. 6A
                                              Boston, MA 02111

With a copy to:                               Peabody & Arnold LLP
                                              50 Rowes Wharf
                                              Boston, MA 02110
                                              Attn: Gregory L. White, Esq.

Any notice given hereunder may be given on behalf of any party by its counsel or other authorized representatives.

         8.4 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings.

         8.5 ASSIGNABILITY; BINDING EFFECT. This Agreement shall only be assignable by Buyer to a corporation or partnership controlling, controlled by or under common control with Buyer upon written notice to the Company and the Principal Stockholder. This Agreement may not be assigned by the Principal Stockholder or the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         8.6 CAPTIONS AND GENDER. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

         8.7 EXECUTION IN COUNTERPARTS. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

         8.8 AMENDMENTS. This Agreement may not be amended or modified except by a writing duly and validly executed by Buyer, the Company and the Principal Stockholder.

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

Compliance with any condition or covenant set forth herein be waived only by a writing duly executed by the party(s) for whose benefit the condition or covenant is stabilized.

         8.9 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

         8.10 PUBLICITY AND DISCLOSURES. Except as required by law or regulation, no press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party to this Agreement without the prior knowledge and written consent of Buyer and the Company.

         8.11 ARBITRATION. All disputes, claims, or controversies arising out of or relating to this Agreement or the negotiation, validity or performance hereof that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before JAMS/Endispute, Inc. or its successor. The arbitration shall be held in Boston, Massachusetts before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by JAMS/Endispute, Inc. unless specifically modified herein.

         The parties covenant and agree that the arbitration shall commence within sixty (60) days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses; however, the arbitrator shall not have the power to order the taking of depositions, the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven
(7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party's witness or expert. The arbitrator's decision and award shall be made and delivered within six (6) months of the selection of the arbitrator. The arbitrator's decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

         The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided herein. The arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against any party to a proceeding. Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys' fees, incurred by the other party in enforcing the award. This Section

8.11 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm. The provisions of this Section 8.11 shall be enforceable in any court of competent jurisdiction.

         8.12 CONSENT TO JURISDICTION. Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of JAMS/Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to this Agreement or the negotiation, validity or performance hereof, and further consents to the jurisdiction of the courts of The Commonwealth of Massachusetts for the purposes of enforcing the arbitration provisions of Section 8.11 of this Agreement. Each party further irrevocably waives any objection to proceeding before JAMS/Endispute based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before JAMS/Endispute, Inc. has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

         8.13 SPECIFIC PERFORMANCE. Notwithstanding Section 8.11, it is specifically understood and agreed that any breach of the provisions of this Agreement by any person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law).

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

                                           BUYER:

                                           PRIMIX SOLUTIONS INC.


                                           By: /s/Lennart Mengwall
                                               ------------------------------
                                               Name: Lennart Mengwall
                                               Title: Chief Executive Officer


                                           ACQUISITION CORP

                                           ADV ACQUISITION CORP.


                                           By: /s/David W. Chapman
                                               ------------------------------
                                               Name: David W. Chapman
                                               Title: President

                                           COMPANY:

                                           ADVIS, INC.


                                           By: /s/David S. Buck
                                               ------------------------------
                                               Name: David S. Buck
                                               Title: President



                                           PRINCIPAL STOCKHOLDER:




                                               /s/David S. Buck
                                               ------------------------------
                                               David S. Buck